Exhibit 10.3

AMENDED AND RESTATED PROMISSORY NOTE

$20,000,000.00	December 25, 2008

FOR VALUE RECEIVED, MERHAV (M.N.F) LIMITED, a company formed pursuant to the laws of the State of Israel, located at 33 Havatzelet Hasharon Street, Herzlia, Israel (“Borrower”), promises to pay to the order of Ampal-American Israel Corporation, a New York corporation, located at 10 Abba Even St., Ackerstein Tower C, 9th Floor, Herzliya, Israel (“Lender”), at such office of Lender or at such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America in immediately available funds, the principal sum of TWENTY MILLION ($20,000,000.00) Dollars or so much thereof as may then be the aggregate unpaid principal balance of such loan made by Lender to Borrower hereunder (the “Loan”) as shown on the schedule attached to and made a part of this Note.  Borrower also promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office in like money on the unpaid principal amount of the Loan from time to time outstanding at a rate per annum equal to LIBOR plus 3.25%.  The applicable interest rate shall be reset on the first Business Day of each month.  The entire unpaid balance, together with all interest accrued and unpaid thereon, and all other sums then due and payable to Lender under this Note shall be due and payable in full on the earlier of (i) December 31, 2009 and (ii) the Financing Date (as defined below) (the “Maturity Date”).

This Amended and Restated Promissory Note amends and restates in its entirety the Promissory Note, dated December 24, 2007, executed by the Borrower.  This Note shall have the benefit of the Guaranty, dated as of the date hereof, from Yosef Maiman in favor of Lender.

Interest on outstanding amounts hereunder shall accrue on a quarterly basis and be payable on the earlier of (i) the date on which any portion of the balance of this Note is converted in accordance with Section 4 hereof or (ii) together with principal and any other amounts due hereunder, on the maturity hereof.  Borrower further agrees that upon and following an Event of Default and/or after any stated or any accelerated maturity of the indebtedness evidenced hereby, the aggregate outstanding principal balance of the Loan shall bear interest (computed daily) at a rate equal to 5% per annum in excess of the rate applicable to such Loan, payable on demand.  In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. If any payment to be so made hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable during such extension.

All payments made in connection with this Note shall be in lawful money of the United States in immediately available funds.  All such payments shall be applied first to the payment of all fees, expenses and other amounts due to Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of Borrower to Lender as Lender determines in its sole discretion. Borrower hereby expressly authorizes Lender to record on the attached schedule the amount and date of the Loan and the date and amount of each payment of principal.  All such notations shall be presumptive as to the correctness thereof (absent manifest error); provided, however, the failure of Lender to make any such notation shall not limit or otherwise affect the obligations of Borrower under this Note.

In consideration of the granting of the Loan evidenced by this Note, Borrower hereby agrees as follows:

1.
Loan.  Borrower hereby confirms that the principal amount outstanding under this Promissory Note as of the date hereof is $20,000,000 and the accrued and unpaid interest as of the date hereof is $988,576.40.  Interest shall continue to accrue on the outstanding principal amount from the date hereof at the interest rate set forth herein.

2.	Prepayment. Borrower may not prepay the Loan at any time in whole or in part.

3.
Use of Proceeds.  The proceeds of the Loan shall be used to facilitate the Project (as defined in the Option Agreement) and to fund the purchase of 11,000 hectares of real property located in Colombia in connection with the development of an ethanol producing Project more fully described on Exhibit B.

4.
Conversion.  This Note shall be convertible into equity interests in the Project in the manner and in accordance with the Option Agreement, dated as of December 24, 2007, between Borrower and Lender (as amended from time to time, the “Option Agreement”).  Interest shall cease to accrue on such portion of the outstanding amounts hereunder converted on the date of the Option Closing (as defined in the Option Agreement) under the Option Agreement.

5.
Events of Default.  Upon the occurrence of any of the following specified events of default (each an “Event of Default”): (a) default in making any payment of principal, interest, or any other sum payable under this Note when due and such failure shall continue unremedied for a period of 30 days after Borrower receives notice thereof from Lender; or (b) default by Borrower (i) of any other obligation hereunder or (ii) in the due payment of any other obligation owing to Lender or (iii) under any other Loan Document, and the failure set forth in (i), (ii) or (iii) above shall continue unremedied for a period of 30 days after Borrower receives notice thereof from Lender; or (c) default by Borrower in the due payment of any other indebtedness for borrowed money or default in the observance or performance of any covenant or condition contained in any agreement or instrument evidencing, securing, or relating to any such indebtedness, which causes or permits the acceleration of the maturity thereof; or  (d) Borrower becomes insolvent or bankrupt, is generally not paying its debts as they become due, or makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Borrower or for the greater part of the properties of Borrower with the consent of Borrower, or if appointed without the consent of Borrower, such trustee or receiver is not discharged within 60 days, or bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against Borrower under the laws of any jurisdiction, and if instituted against Borrower are consented to by it or remain undismissed for 60 days, or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of Borrower and shall not be released or bonded within 30 days after levy; or (e) Borrower shall be in default beyond any applicable grace period under any Loan Document; then, in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Lender may declare the principal and the accrued interest in respect of the Loan under this Note to be, whereupon the Note shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, provided that in the case of any event described in clause (d) of this Section with respect to Borrower, the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

6.	Collateral Security. This Note is secured by the Pledge Agreement.

7.	Covenants. So long as any obligations are outstanding under this Note, Borrower hereby represents, covenants and agrees as follows:

(a)           Borrower is the legal and beneficial owner of 6,043,623 shares (the “Shares”) of Class A Stock, par value, $1.00 per share, of Ampal-American Israel Corporation, free and clear of any liens, security interests, pledges or other agreements or encumbrances.   Borrower shall not sell, transfer, pledge or otherwise encumber it right, title and interest in any of the Shares.

(b)           Borrower shall keep Lender timely informed on the progress of the Project, and provide Lender with reports, analysis, financial and such other information as Lender may reasonably request.

(c)           Borrower shall permit Lender, at reasonable times and with reasonable notice, to inspect the Project.  Lender may, and Borrower shall assist Lender, in reviewing and inspecting any books, records, data or other information relating to the Project.  Lender may make copies of any information and documents relating to the Project.

(d)           Borrower shall not sell, dispose or otherwise transfer the Project or assets thereof, without the consent of the Lender, other than (i) up to a 35% equity interest in the Project to a single strategic partner, and (ii) up to a 2.5% equity interest in the Project to Riagro S.A.

(e)           Borrower shall not merge with or into or consolidate with another entity; or otherwise dissolve or liquidate without the consent of the Lender.

8.	Definitions. As used herein:

                                (a)           “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Israel are required or permitted by law to remain closed.

(b)            “Loan Documents” means each document, instrument or agreement executed pursuant hereto or in connection herewith, together with each other document, instrument or agreement made with or in favor of Lender, including this Note, the Letter Agreement, the Option Agreement and the Pledge Agreement.

(c)           “Pledge Agreement” means the Pledge Agreement, dated as of December 24, 2007, between Borrower and Lender, as the same, from time to time, may be amended, restated, replaced, extended, supplemented or otherwise modified.

(d)           “LIBOR” means the rate per annum quoted in the London interbank market for dollar deposits having a term of thirty (30) days, as quoted from Bloomberg or a similar service as may be selected by Lender from time to time.

(e)           “Financing Date “ means the date on which (i) Borrower has obtained from unaffiliated third party debt financing for the Project and (ii) a unaffiliated third party holds an equity interest on the Project of no less than 25%.

9.	Miscellaneous.

(a)           Borrower agrees to pay on demand all of Lender's costs and expenses, including reasonable counsel fees, in connection with the collection of any sums due to Lender in connection with the enforcement of its rights thereunder.

(b)           No modification or waiver of any provision of this Note shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of Lender and Borrower, and the same shall then be effective only for the period and on the conditions and for the specific instances specified in such writing.  No failure or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.

(c)           Borrower hereby waives presentment, demand for payment, notice of protest, notice of dishonor, and any and all other notices or demands except as otherwise expressly provided for herein.

(d)           This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

(e)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(f)           This Note shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of this Note and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Note without the prior written consent of Lender.  The term “Lender” as used herein shall be deemed to include Lender and its successors, endorsees and assigns.  Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder, and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Note and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing.

(g)           This Note and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note and such other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Note or such other Loan Documents.

MERHAV (M.N.F) LTD. By:/s/ Yosef A. Maiman Name: Yosef A. Maiman Title: President & CEO

LOAN AND REPAYMENT SCHEDULE
PROMISSORY NOTE DATED DECEMBER 25, 2008
Merhav (m.n.f.) Limited
to
Ampal-American Israel Corporation

Date	Amount of Loan	Interest Rate	Amount of Principal Repayment	Unpaid Principal Balance	Notation Made By
12/25/08	$20,000,000	Libor + %3.25

Exhibit B – Project Description

The following is a concise and condensed description of the Project, as defined in the Amended and Restated Promissory Note, dated as of December 25, 2008, by Merhav M.N.F. Ltd. ("Merhav") in favor of Ampal-American Israel Corporation:

Merhav is in the process of developing an ethanol production facility with a nominal capacity of 300,000 liters/day, based on sugarcane, to be located on the northern coast of Colombia, in the states of Magdalena and Atlantico.

The Project considers the design, commissioning, construction and installation of an ethanol production plant (the "Industrial Project") and the development of a 10,000 hectare sugarcane plantation that will be the main provider of raw material for the Industrial Project.